BINDING TERM SHEET

Proprietary and Confidential

This binding term sheet (the “Term Sheet”) outlines the terms and conditions under which Rant, Inc. proposes to loan Three Million Dollars ($3,000,000) to DraftDay Fantasy Sports, Inc. (the “Proposed Loan”).

Information provided herein is considered “Confidential Information”. By receiving this Term Sheet and any other information related to the Proposed Loan, you agree to keep this information confidential and you shall not disclose the information to any third party, other than your representatives, shareholders or lenders that will help you evaluate the Proposed Loan, without the written consent of DraftDay Fantasy Sports, Inc. (“DraftDay”), and you agree that you will safeguard the information with the same degree of care that you safeguard your own confidential information, but in any event with no less than reasonable care. You will not use the information in any manner (other than for purposes of evaluating whether to enter into the Proposed Loan) without the prior written consent of DraftDay.

The Proposed Loan is to be concluded pursuant to definitive agreements to be entered into between the relevant parties to reflect our mutual agreements and understandings with respect to this matter, but no such definitive document shall be binding unless approved and executed by each party in accordance with the terms of this Binding Term Sheet, each such party using its good faith with respect thereto. Except as set forth in the prior sentence and in the sections entitled “Confidentiality”, “No Public Disclosure”, “Costs and Expenses”, “Termination”, “Governing Law”, “No Binding Agreement” and “Prior Agreements” hereto (which sections the parties hereto hereby agree to be bound by), this Term Sheet is not intended to be, and shall not be, binding.

Lender:	Rant, Inc. (the “Lender”)

Borrower:	DraftDay Fantasy Sports, Inc. (the “Borrower”).

Proposed Loan:	Simultaneously with the closing (the “Closing”) of the purchase of the assets of Lender by Borrower, Lender shall lend Three Million Dollars ($3,000,000) to Borrower (the “Loan”).

The Loan:
The terms of the Proposed Loan are as follows:

The Loan shall be a secured loan with the same priority and collateral as the loans to Borrower by Sillerman Investment Company V LLC and Sillerman Investment Company VI LLC. Such entities shall enter into a customary intercreditor agreement with respect to the Loan and the existing investments in which all rights and remedies shall be pari-passu relative to the loaned amounts and appoint a mutually agreeable collateral agent.

At the request of Borrower or Lender, the Loan shall be convertible into shares of Borrower common stock on the same terms as Robert F.X. Sillerman (“Sillerman”) or his affiliates (Sillerman and his affiliates for this purpose shall collectively by the “Sillerman Lenders”) may convert all or a substantial portion of loans made by the Sillerman Lenders to Borrower.

The Loan maturity date shall accelerate and become due and payable: (a) from the proceeds of the Offering (as hereinafter defined); (b) by conversion into shares of Borrower common stock; or (c) by a combination of (a) and (b), as set forth above at the election of Lender.

Maturity Date:
The earlier of (a) December 31, 2016, (b) the occurrence and continuance of a Borrower Event of Default (as defined below), (c) the acceleration of the obligations hereunder as a result of the occurrence and continuance of any other Borrower Event of Default, (d) the occurrence of a change of control of Borrower such that (i) Sillerman is no longer Chief Executive Officer of Borrower or (ii) Sillerman no longer owns at least Fifty-One Percent (51%) of the common shares of Borrower; or (e) the date of the Offering or any similar financing that results in Borrower receiving gross proceeds of at least $15 million; (f) provided that the requisite financial statements are received by Borrower timely, if Borrower does not use reasonable efforts to file a Form S-1 not later than 90 days after the Closing Date and continue to prosecute such filing to effectiveness with due diligence.

Payment of principal and interest shall be made on the Maturity Date.

Borrower Event of Default:
(a) the non-payment of any of the amounts due hereunder within five (5) Business Days after the date such payment is due and payable; (b) dissolution or liquidation, as applicable, of a Borrower; (c) any petition in bankruptcy being filed by or against a Borrower or any proceedings in bankruptcy, or under any Acts of Congress relating to the relief of debtors, being commenced for the relief or readjustment of any indebtedness of a Borrower either through reorganization, composition, extension or otherwise; provided, however, that a Borrower shall have a sixty (60) day grace period to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such sixty (60) day grace period, the Lender shall not be obligated to make advances hereunder and the Lender may seek adequate protection in any bankruptcy proceeding; (d) the making by a Borrower of an assignment for the benefit of creditors, calling a meeting of creditors for the purpose of effecting a composition or readjustment of its debts, or filing a petition seeking to take advance of any other law providing for the relief of debtors; (e) any seizure, vesting or intervention by or under authority of a government, by which the management of a Borrower, is displaced or its authority in the conduct of its business is curtailed; (f) the appointment of any receiver of any material property of a Borrower; (g) if any warranty, representation, statement, report or certificate made now or hereafter by a Borrower to Lender pursuant hereto is untrue or incorrect in any material respect at the time made or delivered; (h) the Borrower shall contest, dispute or challenge in any manner, whether in a judicial proceeding or otherwise, the validity or enforceability of any material provision set forth herein or any transaction contemplated in this Revolving Secured Promissory Note; or (i) if Borrower does not submit the S-1 for the Offering as required herein.

Interest:
Interest shall accrue at the simple interest rate equal to twelve percent (12%) per annum.

Borrowers will pay a default rate equal to two percent (2%) per annum in excess of the rate set forth herein if a Borrower Event of Default has occurred and is continuing.

Use of Proceeds:	The proceeds of the Loan shall be used for general corporate and working capital purposes of the Borrower.

Lender Event of Default:
If the Lender does not provide the requisite financial statements within 45 days of the Closing, the Loan shall be deemed satisfied and Borrower shall have no obligation to repay any amounts owing to Lender.

Offering:
Not later than 45 days after the Closing and after Lender has delivered its requisite financial statements, Borrower shall submit to the Securities and Exchange Commission (the “SEC”) a Form S-1 (the “S-1”). The S-1 shall be used by Borrower in connection with the offering of additional common shares and/or warrants (the “Offering”), as determined by investment bankers selected by Borrower in connection with the Offering.

Lender shall cooperate with Borrower, Borrower’s auditors and other advisors and shall consent to the filing of the S-1 and the offering to be made in accordance with the terms thereof.

Confidentiality:	The confidentiality provisions set forth in the Confidentiality Agreement between the parties hereto, dated as of April 26, 2016 shall continue to apply with full force and effect.

No Public Disclosure:
None of the parties or their advisors shall disclose the terms and conditions of this Term Sheet without the consent of each party, provided however that either party shall be entitled to disclose the terms if required pursuant to law or to comply with regulatory requirements deemed reasonably necessary by the party. Each party agrees that the timing and content of any other public disclosure related to the Proposed Loan shall be agreed upon by each party.

Costs and Expenses:
The Borrower and the Lender will pay their respective fees and expenses (including the fees and expenses of legal counsel, accountants, investment bankers, brokers, or other representatives or consultants) incurred in connection with the Loan. Borrower shall be responsible for all fees and expenses of the Offering and the S-1.

Termination:	This Term Sheet shall terminate on the earlier of: (a) the termination of the Binding Term Sheet with respect to the asset purchase or (b) December 31, 2016.

On the date of such termination, this Term Sheet shall be of no further force and effect, except for the provisions relating to Confidentiality, No Public Disclosure, Costs and Expenses, Termination, Governing Law, No Binding Agreement, and Prior Agreements and the parties shall have no further obligations.

Governing Law
This Term Sheet shall be governed by and construed in accordance with internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Currency:	Except as otherwise specifically noted herein, all sums of money referenced herein shall be in U.S. currency.

No Binding Agreement
This Term Sheet reflects the intention of the parties, but for the avoidance of doubt neither this Term Sheet nor its acceptance shall give rise to any legally binding or enforceable obligation on any party, other than (a) to use good faith in connection with the execution of the definitive documents and (b) with regard to the sections entitled “Confidentiality”, “No Public Disclosure”, “Costs and Expenses”, “Termination”, “Governing Law”, “No Binding Agreement”, and “Prior Agreements” of this Term Sheet.

Prior Agreements:
The provisions of this Term Sheet shall supersede the provisions of any prior agreement between the Borrower and the Lender (and/or any subsidiary or affiliate of either) relating to the Proposed Loan or any similar transaction.

Accepted and agreed to this ___ day of April, 2016

Borrower:
DRAFTDAY FANTASY SPORTS, INC.

By:
Name:
Title:

Lender:
RANT, INC.

By:
Name:
Title: